Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 (SEC File Number yet to be assigned) as filed with the SEC of our audit report dated November 21, 2016, with respect to the balance sheets of Sauer Energy, Inc. as of August 31, 2016 and August 31, 2015, and the related statements of operations, stockholders’ equity, and cash flows for the periods then ended.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Fruci & Associates II, PLLC
May 17, 2017